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                                                                      EXHIBIT 11


                      UNION PACIFIC RESOURCES GROUP INC.

                      COMPUTATION OF EARNINGS PER SHARE
                            (Shares in Thousands)
                                 (Unaudited)


                                                               Nine Months
                                                            Ended September 30,
                                                            -------------------

                                                             1996          1997
                                                             ----          ----

Average number of shares outstanding..................     248,392       250,158

Average shares issuable on exercise of stock
   options less shares repurchasable from proceeds....         913           853
                                                           -------       -------

Total average number of common and common
   equivalent shares..................................     249,845       251,011
                                                           =======       =======


Net income (millions).................................     $ 206.5       $ 258.8
                                                           =======       =======

Earnings per share....................................     $  0.83       $  1.03
                                                           =======       =======